Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (““Amendment”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) dated November 4, 1996 is made on this 28th day of December, 2008 (the “Effective Date”), by and between AVI BioPharma, Inc., an Oregon corporation, with its principal office at 1 SW Columbia Street, Suite 1105, Portland, OR 97258 (“Company”), and Dwight Weller, Ph.D. (“Employee”).

RECITALS:

The Company has entered into an employment agreement with the Employee.

Section 409A was added to the Internal Revenue Code of 1986 (“Section 409A”) regulating “deferred compensation.” Treasury Regulations and IRS rulings issued under Section 409A recently became effective and to avoid adverse tax consequences such regulations and rulings require amendments to be made to agreements that contain “deferred compensation” as defined under Section 409A.

The Agreement contains provisions that may be impacted by Section 409A.

NOW, THEREFORE, in consideration of the mutual benefits contained herein, the parties hereby agree to amend the Agreement as follows:

AMENDMENT TO AGREEMENT:

1. Provisions of Agreement Effective. Except as specifically modified by this Amendment, the provisions of the Agreement are unchanged and remain fully effective. This Amendment is part of the Agreement and from this date references to the Agreement will include this Amendment.

2. Compliance with Section 409A. It is the intention of the parties that no payment or entitlement pursuant to the Agreement will give rise to any adverse tax consequences to the Employee or the Company with regard to Section 409A. This Amendment and the Agreement shall be interpreted to that end and consistent with that objective. The Company and the Employee shall, to the extent necessary to comply with Section 409A and permitted thereunder, agree to act reasonably and in good faith to mutually reform the provisions of the Agreement to avoid the application of the additional tax and interest under Section 409A(a)(l)(B), provided that any such reformation shall not require an additional financial obligation by the Company.

3. Delayed Payments for Specified Employees. Notwithstanding any other provision in the Agreement, if the Employee is a “Specified Employee,” under Treasury Regulation Section 1.409A-1(i), on the date of termination, to the extent required by Section 409A no payment of any “deferred compensation,” under Treasury Regulation Section 1.409A-1(b), shall be made to the Employee during the period from the date of termination until the six (6) month anniversary of the date of termination. If any payment to the Employee is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day

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following the expiration of such six (6) month period or, at such earlier date as allowed under Section 409A for events such as death, disability, unforeseeable emergency or any other reason permitted under Section 409A.

IN WITNESS WHEREOF, the Company has caused this Amendment to he signed by its duly authorized representative, and the Employee has hereunder set his/her name as of the date of this Amendment.

COMPANY:	AVI BioPharma, Inc.

	By:	/s/ Leslie Hudson
	Its:	President & CEO

EMPLOYEE:	/s/ Dwight Weller
Dwight Weller, Ph.D.

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